Exhibit 4.33

POWER OF ATTORNEY

I, Liu Jian, citizen of the People’s Republic of China (the “PRC”), PRC ID card number 310102197211124453, hereby irrevocably authorize Beijing Wole Technology Co., Ltd. (“Wole”) or the individual or entity that is designated by Wole (each, a “Representative”) to the extent permitted by applicable laws of the PRC, as my sole attorney to single exercise the following powers and rights during the term of this Power of Attorney pursuant to Section 2.5 of the Amended and Restated Business Operations Agreement entered into among Wole and Guangzhou Qianjun Technology Co., Ltd. (“Qianjun”), Huang Hui and me on December 4, 2013 (the “Operations Agreement”) :

I hereby authorize and designate the Representative to vote on my behalf at the shareholders’ meetings of Qianjun and exercise the full voting rights as its shareholder as granted to me by law and under the Articles of Association of Qianjun, including but not limited to, the right to propose the holding of shareholders’ meeting, to accept any notification about the holding and discussion procedure of the meeting, to attend the shareholders’ meeting of Qianjun and exercise the full voting rights (such as, to serve as my authorized representative on the shareholders’ meeting of Qianjun, to designate and appoint the executive director or directors of the Board and the general manager and to decide the allotment of the profits, etc.), to sell or transfer any or all of my equity interest in Qianjun, etc.

The above authorization and designation are based upon the fact that the Representative is acting as an employee of Wole and Wole has appointed and authorized the Representative as its authorized representative in accordance with the Operations Agreement. Once the Representative loses her title or position in Wole or Wole issues a written notice to dismiss or replace the Representative with another person as its authorized representative, this Power of Attorney shall become invalid immediately and I will withdraw such authorization to him immediately and designate/authorize another individual(s) designated by Wole to exercise all the rights mentioned above. I will sign another Power of Attorney in form and substance satisfactory to Wole.

The term of this Power of Attorney is ten (10) years from its date of execution, unless the Operations Agreement is terminated early for any reason or the relevant events as outlined above occur.

This Power of Attorney shall, upon becoming effective, replace all the previous POAs I had signed previously.

Liu Jian

/s/ Liu Jian
Date: December 4, 2013